FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-07

--- Original Sender: MS CMBS DISTRIBUTION, MORGAN STANLEY & CO. ---

----- Original Message -----
From: MS CMBS DISTRIBUTION (MORGAN STANLEY & CO.)
To: ANDY BERNARD (MORGAN STANLEY & CO.)
At: Jan 30 2014 13:18:58

NEW ISSUE CMBS:$1,299MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2014-C14
CO-LEAD MANAGERS & BOOKRUNNERS: MORGAN STANLEY & BofA MERRILL LYNCH
CO-MANAGER: CIBC

PUBLICLY OFFERED CERTIFICATES

CLASS	FITCH/DBRS/MDY'S	SIZE($MM)	WAL(YRS)	SPREAD	COUPON	PRICE	YIELD
A-1	AAAsf/AAA(sf)/Aaa(sf)	59.200	2.77	S+47	1.25000%	$ 99.99787	1.2360%
A-2	AAAsf/AAA(sf)/Aaa(sf)	295.600	4.95	S+62	2.91600%	$102.99927	2.2613%
A-SB	AAAsf/AAA(sf)/Aaa(sf)	90.400	7.44	S+75	3.58100%	$102.99449	3.1275%
A-3	AAAsf/AAA(sf)/Aaa(sf)	173.800	6.92	S+93	3.66900%	$102.99792	3.1838%
A-4	AAAsf/AAA(sf)/Aaa(sf)	160.000	9.72	S+87	3.78700%	$100.99502	3.6756%
A-5	AAAsf/AAA(sf)/Aaa(sf)	256.038	9.85	S+89	4.06400%	$102.99836	3.7099%
A-S	AAAsf/AAA(sf)/Aaa(sf)	114.593	9.92	S+120	4.38400%	$102.99687	4.0301%
B	AA-sf/AA(sf)/Aa3(sf)	81.324	9.92	S+160	4.64561%	$102.99462	4.4301%
C	A-sf/A(low)(sf)/A3(sf)	68.387	9.92	S+215	4.83561%	$100.16276	4.9801%

SETTLE: 2/14
B&D: MORGAN STANLEY

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***

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